Exhibit 99.2

Mark Kaufman

16, boulevard de la Princesse Charlotte

98000 Monaco

William V. Carey
Chairman, CEO and President,

David Bailey
Lead Director,

And

The other Members of the Board of Directors

Central European Distribution Company
3000 Atrium Way, Suite 265
Mt. Laurel, NJ 08054
USA

By email and fax (+1 856 273 6996)

September 12, 2011

Dear Bill,

Dear David,

Gentlemen,

Following my Schedule 13D filing upon becoming CEDC’s largest shareholder, with 9.6% of the shares, there has been significant speculation in the market both about my intentions and CEDC’s future direction.

I am interested in maintaining an open and productive dialogue with CEDC’s board of directors and management, in being helpful by way of possibly contributing ideas and skills, and facilitating additional investment in CEDC as well as considering further investment myself.

In this regard, I would appreciate the opportunity to meet with the board of directors. I look forward to scheduling a mutually convenient time in the near future.

Very truly yours,

/s/ MARK KAUFMAN

Mark Kaufman

For contact:

by email – pa@kaufmanmark.ru

by post – 26 Pravdy Street, 6th floor, 125040, Moscow, Russia by fax – + 7 495 2326138